SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              ALBEMARLE CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             ALBEMARLE CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 1335
                            RICHMOND, VIRGINIA 23210


                          [ALBEMARLE CORPORATION LOGO]



                        ANNUAL MEETING OF SHAREHOLDERS

                                                                 March 23, 1999
To the Shareholders:

     We enclose our annual report describing Albemarle's operations during the past year. We hope you read this report, which summarizes major corporate developments during the year.

     We cordially invite you to attend the annual meeting of shareholders to be held in the RESTORED GUN FOUNDRY BUILDING OF THE TREDEGAR IRON WORKS, 500 TREDEGAR STREET, in Richmond, Virginia, on Wednesday, April 21, 1999, at 11:00 A.M., Eastern Daylight Time. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect a Board of Directors and approve the designation of auditors for the coming year.

     Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                                        Sincerely yours,


                                        FLOYD D. GOTTWALD, JR.
                                        CHAIRMAN OF THE BOARD
                                        CHIEF EXECUTIVE OFFICER

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock, $.01 par value ("Albemarle Common Stock"), of Albemarle Corporation (the "Corporation") will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Wednesday, April 21, 1999, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

   1. To elect a Board of Directors to serve for the ensuing year;

   2. To approve the designation by the Board of Directors of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 1999; and

   3. To transact such other business as may properly come before the meeting.


     Holders of shares of Albemarle Common Stock of record at the close of business on March 1, 1999, will be entitled to vote at the meeting.

     You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

     If you are present at the meeting, you may vote in person even if you already have sent in your proxy.




                                             By Order of the Board of Directors
                                             E. WHITEHEAD ELMORE, SECRETARY

March 23, 1999

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                             ALBEMARLE CORPORATION


                           TO BE HELD APRIL 21, 1999

                 APPROXIMATE DATE OF MAILING -- MARCH 23, 1999

     Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Wednesday, April 21, 1999. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy, or written notice of revocation, to the Secretary of the Corporation. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

     On March 1, 1999, the date for determining shareholders entitled to vote at the meeting, there were outstanding 47,018,800 shares of Albemarle Common Stock. Each share of Albemarle Common Stock is entitled to one vote.

     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Albemarle Common Stock voted in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

     The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Corporate Investor Communications, Inc. has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses.


     The Corporation's street address is 330 South Fourth Street, Richmond, Virginia 23219.


                             ELECTION OF DIRECTORS

     Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). Each of the nominees presently is serving as a director. The Board of Directors has no reason to believe that any of the nominees will be unavailable.

CRAIG R. ANDERSSON; age 61; director since 1996; part-time consultant, having served as Vice Chairman of Aristech Chemical Corporation (a commodity and specialty chemicals and plastics business) from January 1, 1994, until April 30, 1995, and President and Chief Operating Officer of Aristech Chemical Corporation prior thereto. Other directorship: RMI International Metals, Inc.

DIRK BETLEM; age 60; director since 1996; President and Chief Operating Officer of the Corporation since August 15, 1996, having served as Senior Vice President-International from April 24, 1996, to August 15, 1996,

    Vice President-International from March 1, 1994, to April 24, 1996, and Vice President-International of Ethyl Corporation (developer and manufacturer of petroleum additives products) from June 1, 1993, to March 1, 1994.

FLOYD D. GOTTWALD, JR.; age 76; director since 1994; Chairman of the Board and
    Executive Committee and Chief Executive Officer of the Corporation since March 1, 1994; Vice Chairman of the Board of Ethyl Corporation from March 1, 1994, until February 29, 1996, having served as Chairman of the Board and the Executive Committee of Ethyl Corporation from April 1992 until March 1, 1994, and as Chairman of the Board and Executive Committee and Chief Executive Officer of Ethyl Corporation prior thereto. Other directorship: Tredegar Industries, Inc.

JOHN D. GOTTWALD; age 44; director since 1994; President and Chief Executive
    Officer of Tredegar Industries, Inc. (manufacturer of plastics and metal products). Other directorship: Tredegar Industries, Inc.

ANDRE B. LACY; age 59; director since 1994; Chairman of the Board, Chief
    Executive Officer and President of LDI Management, Inc., Managing General Partner, LDI, Ltd. (industrial and investment limited partnership). Other directorships: Herff Jones, Inc., IPALCO Enterprises, Inc., The National Bank of Indianapolis, Patterson Dental Co., Tredegar Industries, Inc. and FinishMaster, Inc.

SEYMOUR S. PRESTON III; age 65; director since 1996; Chairman of the Board and
    Chief Executive Officer of AAC Engineered Systems, Inc. (manufacturer of centrifugal, deburring and finishing machinery) since 1994, having served as President and Chief Executive Officer of Elf Atochem North America, Inc. (chemicals and plastics business) prior thereto.

EMMETT J. RICE; age 79; director since 1994; retired member of the Board of Governors of the Federal Reserve System. Other directorship: Tredegar Industries, Inc.

CHARLES E. STEWART; age 63; director since September 1, 1997; Partner of BTC
    Partners Inc. (investment and acquisitions consultants) since June 1997, having served as President and Chief Executive Officer of OCI Enterprises Inc. and OCI Chemical Corp. from October 1995 to December 1996, and as Executive Vice President of Occidental Chemical Corporation and Vice President of Occidental Petroleum Corporation from September 1986 to June 1995.

CHARLES B. WALKER; age 60; director since 1994; Vice Chairman of the Board and
    Chief Financial Officer of the Corporation (and Treasurer of the Corporation until March 1, 1996) since March 1, 1994, having served as Executive Vice President, Chief Financial Officer and Treasurer of Ethyl Corporation prior to March 1, 1994. Mr. Walker continued to serve as Vice Chairman of the Board and Chief Financial Officer of Ethyl Corporation from March 1, 1994, to September 30, 1997, and as Vice Chairman of the Board of Ethyl Corporation from October 1, 1997, to January 31, 1998. Other directorships: Ethyl Corporation and Nations Fund Trust/Nations Fund, Inc.

ANNE MARIE WHITTEMORE; age 53; director since 1996; Partner of McGuire, Woods,
    Battle & Boothe, L.L.P. (law firm). Other directorships: Owens & Minor, Inc., Fort James Corporation and T. Rowe Price Associates, Inc.

     In 1998, each director attended at least 75% of the aggregate of (i) the total number of meetings of all committees of the Board on which the director then served and (ii) the total number of meetings of the Board of Directors. Eight meetings of the Corporation's Board of Directors were held during 1998.

     The Corporation's executive committee currently consists of Messrs. Floyd
D. Gottwald, Jr., Walker and Betlem. The executive committee acts not only as the executive committee of the Board of Directors but also as the Corporation's principal management committee. During 1998, the executive committee met on five occasions as the executive committee of the Board of Directors and on 12 occasions as the principal management committee.

     Messrs. Lacy, Rice, Stewart and Mrs. Whittemore currently serve on the Corporation's audit committee. During 1998, the audit committee met on three occasions. The audit committee reviews the Corporation's internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation's independent accountants and matters relating thereto and reports thereon to the Board of Directors. The audit committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation.

     The nominating committee currently consists of Messrs. Floyd D. Gottwald, Jr., Lacy and Rice. During 1998, the nominating committee met once. The nominating committee recommends candidates for election as directors and in some cases the election of officers. The Corporation's bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

     Messrs. Andersson, Lacy, Preston, Rice and Mrs. Whittemore currently serve as the Corporation's executive compensation committee. During 1998, the executive compensation committee met on nine occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management level personnel and grants stock options, stock appreciation rights ("SARs"), performance shares, restricted stock and incentive awards under the Corporation's 1998 Incentive Plan (the "1998 Plan") and the 1994 Omnibus Stock Incentive Plan (the "1994 Plan").


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     William M. Gottwald, MD, a Vice President of the Corporation, and John D. Gottwald, a director of the Corporation, are sons of Floyd D. Gottwald, Jr. The members of the family of Floyd D. Gottwald, Jr. may be deemed to be control persons of the Corporation. Mr. Stewart, a director of the Corporation, entered into a one-year mutually renewable consulting contract with the Corporation beginning September 1, 1997, and renewed effective September 1, 1998, for $150,000 per year.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Corporation, the Corporation believes that there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of the Albemarle Common Stock.


                                STOCK OWNERSHIP

     The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Corporation, was the beneficial owner as of December 31, 1998, of more than 5% of the outstanding voting shares of the Corporation.



                             NAME AND ADDRESS OF                    NUMBER OF
 TITLE OF CLASS               BENEFICIAL OWNERS                       SHARES             PERCENT OF CLASS
----------------   --------------------------------------   -------------------------   -----------------
Common Stock       Floyd D. Gottwald, Jr. and                       18,274,181(b)(c)           38.82%
                     Bruce C. Gottwald (a)
                   330 South Fourth Street
                   P.O. Box 2189
                   Richmond, Virginia 23218

                   J. P. Morgan & Co., Incorporated (d)              3,232,155                  6.88%
                   60 Wall Street
                   New York, New York 10260

----------
(a) Floyd D. Gottwald, Jr. and Bruce C. Gottwald, who are brothers, may be deemed to be a "group" for purposes of Section 13(d)(3) of the Exchange Act, although there is no arrangement between them with respect to the acquisition, retention, disposition or voting of Albemarle Common Stock.

(b) As of December 31, 1998, Floyd D. Gottwald, Jr. and Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 14,103,268 shares held by their wives, adult sons and in certain trust relationships as to which they disclaim beneficial ownership. This amount includes an aggregate of 2,210,082 shares of Albemarle Common Stock beneficially owned by the adult sons of Floyd D. Gottwald, Jr. and an aggregate of 2,306,273 shares of Albemarle Common Stock beneficially owned by the adult sons of Bruce C. Gottwald. Floyd D. Gottwald, Jr., Bruce C. Gottwald and their adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Albemarle Common Stock.

(c) This amount includes any shares owned of record by the Trustee of the Corporation's savings plan for the benefit of William M. Gottwald, MD. This amount does not include shares held by the Trustee of such plan for the benefit of other employees. Shares held under the Corporation's savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his shares generally are voted by the Trustee in accordance with the Board of Directors' recommendations to the shareholders. Because Floyd D. Gottwald, Jr. is a director and the Chief Executive Officer of the Corporation, he and the members of his family may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board of Directors.

(d) The information contained herein with respect to J.P. Morgan & Co., Incorporated is based on a Schedule 13G filed by such entity with the Securities and Exchange Commission. Such filing further stated that the acquisition of such shares was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Corporation.

     The following table sets forth as of January 31, 1999, the beneficial ownership of Albemarle Common Stock by all directors of the Corporation, the Chief Executive Officer and the other three executive officers and all directors and executive officers of the Corporation as a group.




                                         NUMBER OF SHARES         NUMBER OF SHARES         TOTAL
      NAME OF BENEFICIAL OWNER         WITH SOLE VOTING AND      WITH SHARED VOTING        NUMBER       PERCENT
   OR NUMBER OF PERSONS IN GROUP         INVESTMENT POWER(1)    AND INVESTMENT POWER     OF SHARES     OF CLASS(2)
-----------------------------------   ----------------------   ----------------------   -----------    ----------
Craig R. Andersson                          293                   10,000                    10,293
Dirk Betlem                             147,396                   19,194                   166,590
E. Whitehead Elmore                     268,632                       --                   268,632
Floyd D. Gottwald, Jr.                  953,141                5,964,061(3)              6,917,202       14.71%
John D. Gottwald                        119,536                1,652,986(4)              1,772,522        3.77%
Andre B. Lacy                            15,996(5)               462,500                   478,496        1.02%
Seymour S. Preston III                    6,593                       --                     6,593
Emmett J. Rice                            1,878                       --                     1,878
Charles E. Stewart                           --                    3,126                     3,126
Charles B. Walker                       222,481                       --                   222,481
Anne Marie Whittemore                       800                   11,497                    12,297
Directors and executive
 officers as a group (11 persons)     1,736,746                8,123,364                 9,860,110       20.81%

----------
(1) The amounts in this column include shares of Albemarle Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of January 31, 1999: Mr. Betlem: 142,800 shares; Mr. Elmore: 84,940 shares; Mr. Walker: 156,940 shares; and directors and executive officers as a group: 384,680 shares.

(2) Except as indicated, each person owns less than 1% of Albemarle Common
    Stock.

(3) Mr. Floyd D. Gottwald, Jr. disclaims beneficial ownership of all 5,964,061 of such shares.

(4) Mr. John D. Gottwald disclaims beneficial ownership of all 1,652,986 of such shares. This amount includes 1,593,050 shares of Albemarle Common Stock that Mr. John D. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

(5) Mr. Lacy disclaims beneficial ownership of 14,741 of such shares.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information relating to total compensation of the Chief Executive Officer and the other three executive officers of the Corporation for the period from January 1, 1998, through December 31, 1998.


                                               ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                     ---------------------------------------- -------------------------------------------
                                                                OTHER ANNUAL    RESTRICTED                    ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR     SALARY        BONUS     COMPENSATION   STOCK AWARDS   OPTIONS/SARS   COMPENSATION
----------------------------- ------ ------------ ------------ -------------- -------------- -------------- -------------
Floyd D. Gottwald, Jr         1998   $450,000     $193,700          --                  --        35,000     $    0
 Chairman of the Board        1997    503,750            0          --                  --             0          0
 and Executive Committee,     1996    665,000            0          --                  --             0      4,356(1)
 Chief Executive Officer

Dirk Betlem                   1998   $550,000(2)  $236,700     $381,263(3)              --        30,000    $38,787(4)
 President and Chief          1997    504,324      268,000      388,263                 --             0     32,026
 Operating Officer            1996    437,090      181,150          --                  --       143,000     12,658

Charles B. Walker             1998   $478,400(5)  $206,000(5)       --                  --        80,000    $     0(8)
 Vice Chairman of the         1997    299,000      233,000          --                  --             0     14,950
 Board and Chief              1996    239,000      122,500     $488,128(6,7)      $554,880(6)          0     11,960
 Financial Officer

E. Whitehead Elmore           1998   $323,200     $111,000          --                  --        20,000    $16,160(10)
 Senior Vice President,       1997    218,400(9)   100,000(9)       --                  --             0     11,185
 Secretary and General        1996    218,400       50,000     $244,064(6,7)      $277,440(6)          0     10,990
 Counsel

----------
(1) Mr. Gottwald participated in the savings plan and the excess benefit plan of Ethyl Corporation ("Ethyl") through February 29, 1996. This amount reflects the amounts reimbursed to Ethyl by the Corporation for the Corporation's allocable portion of his benefits under Ethyl's excess benefit plan and savings plan.

(2) Until May 15, 1997, Mr. Betlem was compensated in Belgian francs. Each amount listed here for 1996 in U.S. dollars is based on the exchange rate at December 31, 1996, and each amount listed for 1997 prior to May 15, 1997, in U.S. dollars is based on the exchange rate at May 15, 1997.

(3) Includes payments for expatriate expenses and allowances ($171,872 and $78,125), tax subsidies ($165,037 and $197,566) and a housing and relocation allowance ($44,354 and $38,717) for 1998 and 1997, respectively.

(4) Includes contributions to the Corporation's savings plan ($8,000 and $8,000) and accruals in the Corporation's excess benefit plan ($30,787 and $9,724) for 1998 and 1997, respectively, and contributions to the Albemarle S.A. Savings Plan ($14,302 and $12,658) for 1997 and 1996, respectively. Each amount listed here for 1996 in U.S. dollars is based on the exchange rate at December 31, 1996, and each amount listed for 1997 prior to May 15, 1997, in U.S. dollars is based on the exchange rate at May 15, 1997.

(5) Mr. Walker also served as an officer of Ethyl until his retirement from Ethyl on February 1, 1998, and was compensated separately by Ethyl for such services.

(6) On March 1, 1996, the Corporation sold its olefins business to Amoco Chemical Company for approximately $500 million, with a gain on the sale of $158.2 million ($94.4 million after income taxes). On the recommendation of the Chairman and Chief Executive Officer, the executive compensation committee concluded that Messrs. Walker and Elmore had made special contributions in effecting the successful disposition of the olefins business and, accordingly, were entitled to special restricted stock awards under the 1994 Plan of

    23,120 shares and 11,560 shares, respectively. The executive compensation committee also concluded that the amount of the awards should be net of taxes and should be included in the calculations of amounts payable under excess benefit plans covering these officers. Shares of restricted stock were forfeitable if the award recipient's employment were terminated except by reason of death, disability or a change of control. One half of the shares became non-forfeitable on the first anniversary of the date of the award and the balance became non-forfeitable on the second anniversary of the date of the award.

(7) Reflects tax reimbursement in connection with the restricted stock award discussed in Note 6.

(8) Mr. Walker participated in the savings plan and the excess benefit savings plan of Ethyl during one month of 1998 and in 1997 and 1996. The amounts reflect the amounts reimbursed to Ethyl by the Corporation for the Corporation's allocable portion of these benefits.

(9) Mr. Elmore also served as an officer of Ethyl until January 1, 1998, and was compensated separately by Ethyl for such services.

(10)Includes contributions to the Corporation's savings plan ($8,000, $8,000 and $7,500) and accruals in the Corporation's excess benefit plan ($8,160, $3,185 and $3,490) for 1998, 1997 and 1996, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     Each of the following options relates to Albemarle Common Stock and does not include a related SAR.



                                               INDIVIDUAL GRANTS
                           ----------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                % OF                                      ANNUAL RATES OF STOCK
                                            TOTAL OPTIONS                                 PRICE APPRECIATION FOR
                                             GRANTED TO       EXERCISE                         OPTION TERM
                              OPTIONS       EMPLOYEES IN      OR BASE      EXPIRATION   --------------------------
          NAME              GRANTED (#)      FISCAL YEAR     PRICE ($)        DATE         5% ($)        10% ($)
------------------------   -------------   --------------   -----------   -----------   -----------   ------------
Floyd D. Gottwald, Jr.       35,000(1)             6.5%         $ 25.75       4/21/05      $366,899     $ 855,031
Dirk Betlem                  30,000(1)             5.6%         $ 25.75       4/21/05       314,485       732,884
Charles B. Walker            50,000(2)             9.3%         $ 25.25       3/30/08       793,979     2,012,100
                             30,000(1)             5.6%         $ 25.75       4/21/05       314,485       732,884
E. Whitehead Elmore          20,000(1)             3.7%         $ 25.75       4/21/05       209,657       488,589

----------
(1) Vest upon an increase in share price, with a maximum of 25% becoming exercisable in any single year, and in any event becoming exercisable on the sixth anniversary of the date of grant.

(2) Vest upon the attainment of either a certain share price or earnings per share and in any event becoming exercisable 30 days prior to the expiration date.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

     The following table presents information concerning stock options and SAR exercises by the Chief Executive Officer and the other three executive officers of the Corporation and fiscal year end option/SAR values.




                                                                                                    VALUE OF UNEXERCISED
                                                                  NUMBER OF UNEXERCISED                 IN-THE-MONEY
                              SHARES                           OPTIONS/SARS AT FY-END (#)       OPTIONS/SARS AT FY-END ($)(4)
                            ACQUIRED ON         VALUE        -------------------------------   ------------------------------
          NAME             EXERCISE (#)      REALIZED ($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------   --------------   ---------------   -------------   ---------------   -------------   --------------
Floyd D. Gottwald, Jr             --                  --           0            35,000         $        0        $      0
Dirk Betlem                       --                  --     142,800(1)         87,200(2)       1,152,600         364,650
Charles B. Walker                 --                  --     156,940(3)         80,000(2)       1,665,093               0
E. Whitehead Elmore           11,560         $ 55,935.95      84,940(3)         20,000(2)         903,108               0

----------
(1) 57,000 of these options relate to Albemarle Common Stock and include a tandem SAR; 85,800 of these options relate to Albemarle Common Stock and do not include a tandem SAR.

(2) Each of these options relates to Albemarle Common Stock and does not include a tandem SAR.

(3) Each of these options relates to Albemarle Common Stock and includes a tandem SAR.

(4) These values are based on $23.75, the closing price of Albemarle Common Stock on the New York Stock Exchange on December 31, 1998.

             LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

     The following table presents information concerning performance share grants made under the 1994 Plan during 1998 to the Chief Executive Officer and the other three executive officers of the Corporation.




                                                                     ESTIMATED FUTURE PAYOUTS UNDER
                                                                               NON-STOCK
                             NUMBER OF         PERFORMANCE OR             PRICE-BASED PLANS(1)
                           SHARES, UNITS     OTHER PERIOD UNTIL   ------------------------------------
                              OR OTHER           MATURATION        THRESHOLD      TARGET      MAXIMUM
          NAME               RIGHTS (#)          OR PAYOUT          ($ OR #)     ($ OR #)     ($ OR #)
-----------------------   ---------------   -------------------   -----------   ----------   ---------
Floyd D. Gottwald, Jr         20,000          April 21, 2000         N/A          20,000     40,000
                              15,000          April 21, 2002         N/A          15,000     30,000

Dirk Betlem                   15,000          April 21, 2000         N/A          15,000     30,000
                              10,000          April 21, 2002         N/A          10,000     20,000

Charles B. Walker             15,000          April 21, 2000         N/A          15,000     30,000
                              10,000          April 21, 2002         N/A          10,000     20,000

E. Whitehead Elmore            4,000          April 21, 2000         N/A           4,000      8,000
                               6,000          April 21, 2002         N/A           6,000     12,000

----------
(1) At the end of the performance period for the performance shares, the executive officer will be entitled to receive that number of shares of restricted stock ranging from 0% to 200% of the number of performance shares based upon the Corporation's return on gross assets and increase in operating income for the performance period.

                              RETIREMENT BENEFITS

     The following table illustrates under the Corporation's pension plan for salaried employees the estimated benefits upon retirement at age 65, determined as of December 31, 1998, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), they will be paid under the Corporation's excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.


                              PENSION PLAN TABLE*



                                       YEARS OF PENSION BENEFIT SERVICE AND ESTIMATED ANNUAL BENEFITS
                        --------------------------------------------------------------------------------------------
 FINAL AVERAGE EARNINGS     10         15         20          25          30          35          40          50
----------------------- ---------- ---------- ---------- ----------- ----------- ----------- ----------- -----------
      $   300,000        $ 43,755   $ 65,632   $ 87,510   $109,387    $131,265    $153,142    $175,020    $218,774
          350,000          51,255     76,882    102,510    128,137     153,765     179,392     205,020     256,274
          400,000          58,755     88,132    117,510    146,887     176,265     205,642     235,020     293,774
          450,000          66,255     99,382    132,510    165,637     198,765     231,892     265,020     331,274
          500,000          73,755    110,632    147,510    184,387     221,265     258,142     295,020     368,774
          550,000          81,255    121,882    162,510    203,137     243,765     284,392     325,020     406,274
          600,000          88,755    133,132    177,510    221,887     266,265     310,642     355,020     443,774
          650,000          96,255    144,382    192,510    240,637     288,765     336,892     385,020     481,274
          700,000         103,755    155,632    207,510    259,387     311,265     363,142     415,020     518,774
          750,000         111,255    166,882    222,510    278,137     333,765     389,392     445,020     556,274
          800,000         118,755    178,132    237,510    296,887     356,265     415,642     475,020     593,774
          850,000         126,255    189,382    252,510    315,637     378,765     441,892     505,020     631,274
          900,000         133,755    200,632    267,510    334,387     401,265     468,142     535,020     668,774
          950,000         141,255    211,882    282,510    353,137     423,765     494,392     565,020     706,274
        1,000,000         148,755    223,132    297,510    371,887     446,265     520,642     595,020     743,774

     * Assumes attainment of age 65 in 1998 and Social Security Covered Compensation of $31,128.

     The benefit formula under the pension plans is based on the participant's final-average earnings, which are defined as the average of the highest three consecutive calendar years' earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the ten consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for certain of the executive officers named in the above compensation table as of December 31, 1998, are: E. Whitehead Elmore, 29; and Dirk Betlem, 2. Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments. Pension benefits payable to Messrs. Gottwald and Walker are paid from the pension plan of Ethyl.

     Mr. Betlem also is entitled to a benefit from the Albemarle S.A. Pension Plan (Belgium) for his service with Albemarle S.A. through April 30, 1997, which provides for a lump sum payment at age 65 equal to years of service times the sum of 4% of final average pay up to covered compensation plus 17.5% of the excess of final average pay over covered compensation. This amount is multiplied by 1.20 for married individuals. Mr. Betlem's accrued benefit as of December 31, 1998, determined as an annual benefit payable at age 65, is $14,204. Such amount is determined in Belgian francs. The amount shown in U.S. dollars is based on the exchange rate at December 31, 1998.

                             EXCESS BENEFIT PLANS

     The Corporation maintains excess benefit plans in the form of non-qualified pension plans (the "Excess Plans") that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder under the Code. Certain key employees may be granted additional pension service benefits equal to 4% of the employee's average pay over his last three years multiplied by the number of years of service to the Corporation (including service with Ethyl) up to 15 years, net of certain other benefits received from the Corporation, previous employers, including Ethyl, and Social Security. These benefits have been granted to Mr. Walker. All benefits under the Excess Plans vest upon a Change in Control of the Corporation, as defined in the Excess Plans.

     Pursuant to the Corporation's agreement with Ethyl in connection with the 1994 spin-off of the Corporation, in lieu of receiving benefits under the Corporation's non-qualified pension plan, Mr. Walker remained in Ethyl's non-qualified pension plan until his retirement from Ethyl on February 1, 1998, and the Corporation reimbursed Ethyl for the costs under that plan attributable to his service and pay with the Corporation.


                           COMPENSATION OF DIRECTORS

     Outside directors are paid (i) $1,000 for attendance at each Board meeting and (ii) $600 for attendance at each meeting of a committee of the Board of which he or she was a member. In addition, each such director is paid a quarterly fee of $5,000. Employee members of the Board of Directors are not paid separately for service on the Board or its committees.

     Any director retiring from the Board after age 60 with at least five years' service on the Board and who is not employed by the Corporation will receive $12,000 per year for life, payable in quarterly installments. The service and age at retirement requirements for this benefit may be waived in certain circumstances with the commencement of the benefit no earlier than age
60. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may not commence and may be discontinued under certain circumstances.

     On each July 1, the Corporation awards to each non-employee director that number of whole shares of Albemarle Common Stock when multiplied by the closing price of Albemarle Common Stock on the immediately preceding business day, as reported in The Wall Street Journal, as shall as nearly as possible equal but not exceed $2,000. The shares of Albemarle Common Stock awarded under the Non-Employee Directors' Stock Acquisition Plan are nonforfeitable and the recipient directors immediately and fully vest in Albemarle Common Stock issued under the plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell the shares received under the Non-Employee Directors' Stock Acquisition Plan at any time. The Non-Employee Directors' Stock Acquisition Plan provides that no awards may be made after July 1, 2004.

     Non-employee directors may defer, in ten percent increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account, or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for record-keeping purposes only. Distributions under the Deferred Compensation Plan, paid in a single sum or in up to ten annual installments, cannot begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of Albemarle Common Stock that may be issued under the Deferred Compensation Plan is 100,000 shares.

                  THE EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Executive Compensation Committee (the "Committee") of the Board of Directors is pleased to present its annual report on executive compensation. This report describes the objectives of the Corporation's executive compensation program, the various components of the program, and explains the basis on which 1998 compensation determinations were made by the Committee with respect to the executive officers of the Corporation.

     During 1998, the Committee completed a comprehensive examination of the Corporation's executive compensation policies using the services of an independent consulting firm. The philosophy and new incentive programs resulting from the study are outlined below.


             OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     The Committee's guiding philosophy is to establish executive compensation policies that are linked to the sustained creation of shareholder value. The following objectives serve as the guiding principles for all compensation decisions:

   o Provide a competitive total compensation opportunity that will enable the Corporation to attract, retain and motivate highly qualified executives.

   o Align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to the Corporation's performance, which is defined in terms of long-term profitability and creating shareholder value.

   o Provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.


                        COMPENSATION PROGRAM COMPONENTS

     The Committee believes that the total compensation opportunity available to executives should consist of base salary, annual incentives and long-term incentives with each component geared to the median of the market for all positions in the aggregate. Individuals may be compensated above or below the median of the marketplace based on the Corporation's performance and on considerations of individual performance and experience. The Committee considers all elements of the program when setting compensation levels. The Committee is placing increasing emphasis on incentive compensation. As a result, the Committee intends over the next several years to restrict increases in base salary in order that base salary generally will be at or below the median of the market.

     The Committee periodically meets individually with the executive officers of the Corporation in order to assess progress toward meeting objectives set by the Board of Directors for both annual and long-term compensation.

     The Committee utilizes compensation surveys to aid in the determination of competitive levels of executive pay. The surveys include companies that are larger and smaller than the Corporation. Some surveys are limited to companies in the chemical business, including, but not limited to, some of the companies included in the Chemical Composite shown in the Performance Graph. The Committee also utilizes executive compensation information compiled from the proxy statements of other chemical companies. References to the "market" in this report refer to these survey and proxy data.

                                 BASE SALARIES

     Base salaries are determined in accordance with the responsibilities of each executive, median market data for the position and the performance of each executive. The Committee considers each of these factors but does not assign a specific value to each factor. Furthermore, a subjective element is acknowledged in evaluating each executive's overall span of responsibility and control.

     Salaries for some executive officers for 1999 are being maintained at current levels to reflect the increased emphasis on compensation that is tied to the long-term performance of the Corporation. Total compensation for executive officers is believed to be generally in line with the median of the market as described above.


                               ANNUAL INCENTIVES

     The purpose of the 1998 Plan is to create a substantial incentive to officers and key employees to maximize shareholder value and provide a means for recognizing individual contribution to corporate and business unit results.


     Key features of the new annual incentive program include the following:

     o A primary emphasis on sustained operating earnings growth and return on gross assets.

     o A significant emphasis on the achievement of key strategic objectives related to future profitable growth, market leadership and safety.

     o A more formulaic and objective approach to award calculation.

     o A means for recognizing individual achievement and contribution for participants (other than the executives named in the compensation table).

     Annual incentive awards are reviewed by the Committee in conjunction with senior management. Awards are based on an evaluation of the performance, level of responsibility and leadership of the individual executive in relation to overall corporate results. In 1998, annual incentives were based on the attainment of financial results for the Corporation as a whole, performance of the Corporation's business units and other financial measures, including return on gross assets.


                      STOCK OPTIONS AND RESTRICTED STOCK

     The Committee believes strongly that equity-based awards are an integral part of total compensation for executives and certain key managers with significant responsibility for the long-term results of the Corporation. Stock options and restricted stock awards that are tied to corporate performance provide an effective means of delivering incentive compensation and also foster stock ownership on the part of management.

     The 1998 Plan:

     o Authorizes the granting of stock options, SARs, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee.

     o Provides for the enumeration of the business criteria on which an executive's performance goals are to be based.

     o Establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to an executive.

     Incentive awards for 1998 were made in accordance with the performance-based focus of the 1998 Plan. For example, the exercisability of the 1998 stock option awards is tied to the performance of Albemarle Common Stock.


                     EXECUTIVE STOCK OWNERSHIP GUIDELINES

     To further align the interests of executives with the Corporation's shareholders, the Committee has established stock ownership guidelines that are designed to encourage the accumulation and retention of a significant portion of Albemarle Common Stock by the Corporation's executive officers. The guidelines call for each executive officer to hold a minimum multiple of base salary in shares of Albemarle Common Stock by the end of the year 2002. Participation in the 1998 Plan beyond 2002 will be contingent upon satisfying the guidelines. The established guidelines are as follows:

     o CEO                       4x salary
     o Other named executives    3x salary
     o Other management
       level employees           1x to 2x (depending upon position level) salary


        DISCUSSION OF 1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     At his request, Mr. Floyd D. Gottwald Jr.'s compensation as Chief Executive Officer was reduced to $450,000 in 1997 and remained unchanged during 1998. However, the Committee has insisted that Mr. Gottwald receive a bonus for 1998. The award of $193,700 is considered an appropriate recognition of the leadership that Mr. Gottwald has shown in focusing management on the achievement of substantial earnings growth and maximizing long-term value for the Corporation's shareholders.


                         DEDUCTIBILITY OF COMPENSATION

     The Committee has carefully considered Section 162(m) of the Code, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Corporation's executive officers. The Committee believes it is in the best interests of the Corporation and its shareholders to comply with the requirements of Section 162(m), but the Committee intends to preserve the flexibility to reward executives consistent with the Corporation's pay philosophy for each compensation element. The Committee intends that grants of options, awards of performance shares, restricted stock and other incentive awards under the 1998 Plan comply with the requirements of Section 162(m).

                                        THE EXECUTIVE COMPENSATION COMMITTEE

                                        Craig R. Andersson, Chairman
                                        Andre B. Lacy
                                        Seymour S. Preston III
                                        Emmett J. Rice
                                        Anne Marie Whittemore

March 8, 1999

                               PERFORMANCE GRAPH

                      Cumulative Total Shareholder Return*
           Performance from March 1, 1994, through December 31, 1998

                                    [GRAPH]

                    Albemarle       Chemical Composite     S&P 500 Companies
                    ---------       ------------------     -----------------
March 1994             100                 100                   100
Dec. 1994              106                 103                   101
Dec. 1995              150                 135                   139
Dec. 1996              142                 167                   171
Dec. 1997              190                 203                   228
Dec. 1998              192                 190                   293


*ASSUMES $100 INVESTED ON FIRST DAY OF MARCH 1994. DIVIDENDS ARE REINVESTED
 QUARTERLY.


                            DESIGNATION OF AUDITORS

     The Board of Directors has designated PricewaterhouseCoopers LLP, certified public accountants, as the Corporation's independent auditors for fiscal year 1999, subject to shareholder approval. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

     PricewaterhouseCoopers LLP's principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Corporation's quarterly reports.

                       PROPOSALS FOR 2000 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2000 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Richmond, Virginia, not later than November 24, 1999, in order for the proposal to be considered for inclusion in the Corporation's proxy statement. The Corporation anticipates holding the 2000 annual meeting on April 26, 2000.

     The Corporation's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (i) a brief description of the matter and the reasons for addressing it at the annual meeting, (ii) the name, record address of and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.


                                 OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.




                                        By Order of the Board of Directors
                                        E. WHITEHEAD ELMORE, SECRETARY

                                    NOTICE
                                      and
                                PROXY STATEMENT
                                      for
                                ANNUAL MEETING
                                      of
                                  SHAREHOLDERS
                                APRIL 21, 1999



                          [ALBEMARLE CORPORATION LOGO]




                             ALBEMARLE CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 1335
                            RICHMOND, VIRGINIA 23210

                               ALBEMARLE CORPORATION
                                Richmond, Virginia

                     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD APRIL 21, 1999


    The undersigned hereby appoints Floyd D. Gottwald, Jr., and Emmett J. Rice, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Albemarle Corporation, at the annual meeting of shareholders to be held April 21, 1999, and at any and all adjournments thereof:

1.    ELECTION OF DIRECTORS

            [ ]  FOR ALL      [ ]  WITHHOLD ALL       [ ]  FOR ALL EXCEPT


Craig R. Andersson, Dirk Betlem, Floyd D. Gottwald, Jr., John D. Gottwald, Andre B. Lacy, Seymour S. Preston III, Emmett J. Rice, Charles E. Stewart, Charles B. Walker and Anne Marie Whittemore.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.

------------------------------------------------------------------------------

2. The proposal to approve the appointment of PricewaterhouseCoopers LLP as the auditors for the Corporation for 1999.

            [ ]  FOR          [ ]  AGAINST                  [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees and FOR Proposal 2.

                                    Dated _____________________, 1999

                                    ----------------------------------
                                    Please  sign name  exactly  as it appears on
                                    the stock  certificate.  Only one of several
                                    joint   owners  or   co-owners   need  sign.
                                    Fiduciaries should give full title.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.